UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

October 7, 2002

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

COMMISSION FILE NUMBER 0-16448

Holiday RV Superstores, Inc.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	59-1834763

(State Or Other Jurisdiction Of Incorporation Or Organization)	(IRS Employer Identification No.)

100 Tri-State International Drive, Suite 115
Lincolnshire, Illinois 60069

(Address Of Principal Executive Offices)

(847) 948-1684

(Registrant’s Telephone Number,
Including Area Code)

(Former Name Or Former Address,
If Changed Since Last Report)

ITEM 5. OTHER EVENTS.

     Holiday RV Superstores, Inc. has been granted by The Nasdaq Stock Market, Inc. a one week extension, to October 16, 2002, to file its plan to achieve and sustain compliance with the listing requirements of Marketplace Rule 4310(c)(2)(B), which requires a minimum of $2,500,000 in stockholders’ equity.

     Holiday is currently preparing its restructuring plan to present to Nasdaq. If the staff determines that Holiday’s plan does not adequately address the issues, Holiday will be given a delisting notification. At that time, Holiday may appeal the staff’s decision to a Nasdaq Listing Qualifications Panel to review the staff determination. Holiday does not know when such a hearing would take place, if necessary, nor does Holiday know the anticipated determination date.

     While Holiday is in the process of implementing a restructuring of its capital structure, there can be no assurance that the restructuring will be successful or that the restructuring plan will meet the listing requirements of Rule 4310(c)(2)(B) or the requirements of the appeals panel.

     The delisting of Holiday’s common stock from Nasdaq SmallCap may adversely affect the liquidity of Holiday’s common stock and the ability of Holiday to raise capital. Trading in the common stock would be conducted in the over-the-counter market known as the OTC Electronic Bulletin Board, or the “pink sheets,” whereupon trading in Holiday’s common stock would be subject to certain rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, which impose additional sales practice requirements on broker-dealers. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the common stock, which could severely limit the market liquidity of the common stock. In addition, failure of the common stock to be listed on the Nasdaq SmallCap affords the holders of the Series A and Series AA-2 Preferred Stock the option to request redemption of their preferred stock.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, this 9th day of October, 2002.

HOLIDAY RV SUPERSTORES, INC

/s/ Anthony D. Borzillo
Anthony D. Borzillo Vice President and Chief Financial Officer

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